EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTROGEN APPOINTS PETER BARTON HUTT TO BOARD OF DIRECTORS

Former FDA Chief Counsel Brings Additional Regulatory and Corporate Experience

AUSTIN, TX, August 24, 2004 — Introgen Therapeutics, Inc. (NASDAQ:INGN) announced today the appointment of Peter Barton Hutt to its Board of Directors. Mr. Hutt, former chief counsel for the Food and Drug Administration (FDA), has participated in drafting most major FDA legislation considered by Congress during the past forty years including the Orphan Drug Act of 1983, the Prescription Drug User Fee Act of 1992, and the Food and Drug Administration Modernization Act of 1997. Mr. Hutt is currently a partner in the Washington, D.C. law firm of Covington & Burling specializing in food and drug law.

“I have always regarded Introgen as an exciting company with a great future. I look forward to working with my colleagues to achieve the Company’s goals of bringing novel cancer therapies to the market,” said Mr. Hutt.

David G. Nance, CEO of Introgen said, “We are pleased that Peter Hutt is joining our board. His accomplishments in FDA regulatory law and his experience serving as a director of companies registering new classes of therapies provide Introgen with valuable perspectives at an opportune time, as the company moves Advexin toward commercialization.”

Mr. Hutt graduated from Yale College and Harvard Law School and obtained a Master of Laws degree in Food and Drug Law from NYU Law School. Mr. Hutt served as Chief Counsel for the Food and Drug Administration during 1971-1975. He is the co-author of the casebook used to teach food and drug law throughout the country. He teaches a full course on this subject each year at Harvard Law School and has taught the same course at Stanford Law School. Mr. Hutt has been a member of the Institute of Medicine since it was founded in 1971. He serves on academic and venture capital advisory boards. He has also served on a number of corporate boards, including IDEC Pharmaceuticals (now Biogen Idec), a company which pioneered the first monoclonal antibody, Rituxan® (rituximab), for a cancer indication. He currently serves on the Panel on the Administrative Restructuring of the National Institutes of Health. Out of more than 40,000, he was named by The Washingtonian magazine as one of Washington’s 50 best lawyers and as one of Washington’s 100 most influential people; by the National Law Journal as one of the 40 best health care lawyers in the United States; and by European Counsel as the best FDA regulatory specialist in Washington, D.C. Business Week has referred to Mr. Hutt as the “unofficial dean of Washington food and drug lawyers.”

In addition to Mr. Hutt’s prestigious law career in which he argued the only case on public intoxication ever considered by the United States Supreme Court, he has published extensively on food and drug law, alcohol and drug abuse and health and safety laws. He has testified before Congress some 80 times. He is editor-in-chief of the Guide to U.S. Food Labeling Law and editor of the Electronic Book of Harvard Law School Student Papers on Food and Drug Law and serves on the editorial boards of a number of regulatory and law journals.

Peter Barton Hutt joins current board members William Cunningham, Ph.D., former Chancellor of The University of Texas System, Charles Long, former vice-chairman of Citibank and Citicorp, Malcolm Gillis, Ph.D., former president of Rice University and a director of the Federal Reserve Bank of Dallas and Introgen co-founders John Kapoor, Ph.D, president of EJ Financial Enterprises, Inc. and David Nance, CEO Introgen.

Mr. Hutt succeeds Mahendra G. Shah, Ph.D. on Introgen’s board of directors, who resigned effective yesterday. Dr. Shah served on Introgen’s board since it was founded in 1993 and lent considerable expertise in scientific evaluation, business development and management areas to the company.

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Mr. Hutt’s participation in board activities or Introgen’s future success with its clinical development program for Advexin. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but without limitation, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.

Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com